EXHIBIT 10.3
NEWELL RUBBERMAID INC. 2013 INCENTIVE PLAN
2013 RESTRICTED STOCK UNIT AWARD AGREEMENT (“AGREEMENT”)
A Restricted Stock Unit (“RSU”) Award (the “Award”) granted by Newell Rubbermaid Inc., a Delaware corporation (the “Company”), to the employee (the “Grantee”) named in the Award letter provided to the Grantee (the “Award Letter”) relating to the common stock, par value $1.00 per share (the “Common Stock”), of the Company, shall be subject to the following terms and conditions and the provisions of the Newell Rubbermaid Inc. 2013 Incentive Plan, a copy of which is provided to the Grantee and the terms of which are hereby incorporated by reference (the “Plan”). Unless otherwise provided herein, capitalized terms of this Agreement shall have the same meanings ascribed to them in the Plan.
1.Acceptance by Grantee. The receipt of the Award is conditioned upon the Grantee’s acceptance of the Award Letter, thereby becoming a party to this Agreement, no later than sixty (60) days after the date of the Award set forth therein (the “Award Date”) or, if later, thirty (30) days after the Grantee is informed of the availability of this Agreement.
2.    Grant of RSUs. The Company hereby grants to the Grantee the Award of RSUs, as set forth in the Award Letter. An RSU is the right, subject to the terms and conditions of the Plan and this Agreement, to receive, as determined by the Company, either a payment of a share of Common Stock for each RSU or cash equal to the Fair Market Value of a share of Common Stock on the date of vesting of the Grantee’s Award, or a combination thereto, as described in Section 7 of this Agreement. A “Time-Based RSU” is a RSU subject to a service-based restriction on vesting; and a “Performance-Based RSU” is a RSU subject to restrictions on vesting based upon the achievement of specific performance goals.
3.    RSU Account. The Company shall maintain an account (“RSU Account”) on its books in the name of the Grantee which shall reflect the number of RSUs awarded to the Grantee.
4.    Dividend Equivalents.
(a)    Time-Based RSUs. Upon the payment of any dividend on Common Stock occurring during the period preceding the earlier of the date of vesting of the Grantee’s Award or the date the Grantee’s Award is forfeited as described with Section 5, the Company shall promptly pay to each Grantee an amount in cash equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the Time-Based RSUs in the Grantee’s RSU Account on that date. Any such payments shall be payments of dividend equivalents, and shall not constitute the payments of dividends to the Grantee that would violate the provisions of Section 9 of this Agreement.
(b)    Performance-Based RSUs. Upon the payment of any dividend on Common Stock occurring during the period preceding the earlier of the date of vesting of the Grantee’s Award or the date the Grantee’s Award is forfeited as described in Section 5, the Company shall credit the

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Grantee’s RSU Account with an amount equal in value to the dividends that the Grantee would have received had the Grantee been the actual owner of the number of shares of Common Stock represented by the Performance-Based RSUs in the Grantee’s RSU Account on that date. Such amounts shall be paid to the Grantee at the time and in the form of payment specified in Section 7. The amount of dividend equivalents payable to the Grantee shall be adjusted to reflect the adjustment made to the related RSUs pursuant to Section 6 (which shall be determined by multiplying such amount by the percentage adjustment made to the related RSUs). Any such dividend equivalents relating to Performance-Based RSUs that are forfeited shall also be forfeited.
5.    Vesting.
(a)    Except as described in subsections (b), (c) and (d) below, the Grantee shall become vested in his Award upon the third year anniversary of the Award Date if the Grantee remains in continuous employment with the Company or an affiliate until such vesting date.
(b)    If the Grantee’s employment with the Company and all affiliates terminates prior to the third year anniversary of the Award Date due to death or disability, the Award shall become vested on such date of death or disability. For this purpose “disability” means (as determined by the Committee in its sole discretion) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or disability or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
(c)    If the Grantee’s employment with the Company and all affiliates terminates prior to the third year anniversary of the Award Date due to retirement, (i) Time-Based RSUs shall become vested on the date of such termination as provided in the table set forth below; and (ii) Performance-Based RSUs shall remain outstanding until the third year anniversary of the Award Date, at which time they will vest as provided in the table set forth below. The portion of the Award that does not vest as provided below shall be forfeited to the Company. For this purpose, “retirement” means the Grantee’s termination without cause on or after the date on which the Grantee (i) has completed five (5) years of credited service; and (ii) either (A) has attained age sixty (65), or (B) has attained age fifty-five (55) and the sum of the Grantee’s age and credited service (the Grantee’s “points”) equals or exceeds sixty (60).

Age or Points	Vesting
Age 65 or 75 or more points	100% of the Award vests for an Award made twelve (12) or more months prior to retirement 100% of the Pro-Rated Award vests for an Award made less than twelve (12) months prior to retirement
70-74 points	75% of the Pro-Rated Award vests
65-69 points	50% of the Pro-Rated Award vests
60-64 points	25% of the Pro-Rated Award vests

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For purposes of this subsection (c):
(1)    The term “affiliate” means each entity with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, substituting “at least 50%” instead of “at least 80%” in making such determination.
(2)    The term “credited service” means the Grantee’s period of employment with the Company and all affiliates (including any predecessor company or business acquired by the Company or any affiliate, provided the Grantee was immediately employed by the Company or any affiliate). Age and credited service shall be determined in fully completed years and months, with each month being measured as a continuous period of thirty (30) days.
(3)    The term “cause” means the Grantee’s termination of employment due to unsatisfactory performance or conduct detrimental to the Company or its affiliates, as determined solely by the Company.
(4)    The term “Pro-Rated Award” means (A) with respect to an Award granted less than twelve (12) months prior to the Grantee’s retirement, and on the date of such retirement the Grantee has either attained age sixty-five (65) or has seventy-five (75) or more points, the portion of the Award determined by dividing the number of full months of employment with the Company and all affiliates from the Award’s grant date by twelve (12); and (B) with respect to all other Awards, the portion of the Award determined by dividing the full number of months of employment with the Company and all affiliates from the Award’s grant date by thirty-six (36) (in each case carried out to three decimal points).
(d)    If the Grantee’s employment with the Company and all affiliates terminates prior to the third year anniversary of the Award Date for any reason other than death, disability or retirement, the entire Award shall be forfeited, automatically upon such termination of the Grantee’s employment without further action required by the Company to the Company, and no portion of the Award shall vest.
(e)    In the case of a Grantee who is also a Director, if the Grantee’s employment with the Company and all affiliates terminates before the end of the Award’s three- (3-) year vesting period, but the Grantee remains a Director, the Grantee’s service on the Board will be considered employment with the Company and the Grantee’s Award will continue to vest while the Grantee’s service on the Board continues. Any subsequent termination of service on the Board will be considered termination of employment and vesting will determined as of the date of such termination of service.
The foregoing provisions of this Section 5 shall be subject to the provisions of any written employment security agreement or severance agreement that has been or may be executed by the Grantee and the Company or any of its affiliates, and the provisions in such employment security agreement or severance agreement concerning vesting of an Award shall supersede any inconsistent or contrary provision of this Section 5.

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6.    Adjustment of Performance-Based RSUs. The number of RSUs subject to the Award that are Performance-Based RSUs as described in the Award Letter shall be adjusted by the Committee after the end of the three- (3-) year performance period that begins on January 1 of the year in which the Award is granted, in accordance with the long-term incentive performance pay terms and conditions established under the Plan (the “LTIP”). Any Performance-Based RSUs that vest in accordance with Section 5(b) prior to the date the Committee determines the level of performance goal achievement applicable to such RSUs shall not be adjusted pursuant to the LTIP. The particular performance criteria that applies to the Performance-Based RSUs are set forth in Exhibit A to this Agreement.
7.    Settlement of Award. If a Grantee becomes vested in the Award in accordance with Section 5, the Company shall pay to the Grantee, or the Grantee’s personal representative, beneficiary or estate, as applicable, either a number of shares of Common Stock equal to the number of vested RSUs and dividend equivalents credited to the Grantee’s RSU Account, as adjusted in accordance with Section 6, if applicable, or cash equal to the Fair Market Value of such shares of Common Stock and dividend equivalents credited to the Grantee’s RSU Account on the date of vesting, or a combination thereof. Such shares and/or cash shall be delivered/paid in a single sum within thirty (30) days following the date of vesting.
8.    Withholding Taxes. The Company shall withhold from any payment made to the Grantee in cash an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements. In the case of a payment made in shares of Common Stock, the Grantee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements prior to the delivery of any shares. Payment of such taxes may be made by one or more of the following methods: (i) in cash, (ii) in cash received from a broker-dealer to whom the Grantee has submitted irrevocable instructions to deliver the amount of withholding tax to the Company from the proceeds of the sale of shares subject to the Award, (iii) by directing the Company to withhold a number of shares otherwise issuable pursuant to the Award with a Fair Market Value equal to the tax required to be withheld, (iv) by delivery to the Company of other Common Stock owned by the Grantee that is acceptable to the Company, valued at its Fair Market Value on the date of payment, or (v) by certifying to ownership by attestation of such previously owned Common Stock.
9.    Rights as Stockholder. The Grantee shall not be entitled to any of the rights of a stockholder of the Company with respect to the Award, including the right to vote and to receive dividends and other distributions, until and to the extent the Award is settled in shares of Common Stock.
10.    Share Delivery. Delivery of any shares in connection with settlement of the Award will be by book-entry credit to an account in the Grantee’s name established by the Company with the Company’s transfer agent, or upon written request from the Grantee (or his personal representative, beneficiary or estate, as the case may be), in certificates in the name of the Grantee (or his personal representative, beneficiary or estate).
11.    Award Not Transferable. The Award may not be transferred other than by last will and testament or the applicable laws of descent or distribution or pursuant to a qualified domestic

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relations order. The Award shall not otherwise be assigned, transferred, or pledged for any purpose whatsoever and is not subject, in whole or in part, to attachment, execution or levy of any kind. Any attempted assignment, transfer, pledge, or encumbrance of the Award, other than in accordance with its terms, shall be void and of no effect.
12.    Administration. The Award shall be administered in accordance with such regulations as the Organizational Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) shall from time to time adopt, and, to the extent applicable, in compliance with the requirements of Code Section 162(m) including, without limitation, any prorations required by Code Section 162(m).
13.    Section 409A Compliance. To the extent that the Grantee’s right to receive payment of the RSUs and dividend equivalents constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and regulatory guidance promulgated thereunder (“Section 409A”), then notwithstanding anything contained in the Plan to the contrary, the shares of Common Stock and cash otherwise deliverable under Sections 4 and 6 shall be subject to the following rules:
(a)    The shares of Common Stock underlying the vested RSUs and the related dividend equivalents shall be delivered to the Grantee, or his personal representative, beneficiary or estate, as applicable, within thirty (30) days following the earlier of (i) the Grantee’s “separation from service” within the meaning of Section 409A, subject to Section 13(b); (ii) the occurrence of a Change in Control that also constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A; or (iii) the third year anniversary of the Award Date.
(b)    Notwithstanding Section 13(a), if any Time-Based RSUs and related dividend equivalents become payable under Section 13(a)(i) as a result of the Grantee’s termination of employment due to retirement or disability and the Grantee is a “specified employee,” as determined under the Company’s policy for determining specified employees for purposes of Section 409A on the date of such separation from service, then the shares of Common Stock underlying the vested RSUs and related dividends shall be delivered to the Grantee, or the Grantee’s personal representative, beneficiary or estate, as applicable, within thirty (30) days after the first business day that is more than six (6) months after the date of his or her separation from service (or, if the Grantee dies during such six- (6-) month period, within thirty (30) days after the Grantee’s death).
(c)    In the event that any taxes described in Section 8 of this Agreement are due prior to the distribution of shares of Common Stock underlying the RSUs, then the Grantee shall be required to satisfy the tax obligation by using the method set forth in Section 8(i).
14.    Confidentiality and Non-Solicitation.
(a)    Definitions. The following definitions apply in this Agreement:
(1)    “Confidential Information” means any information that is not generally known outside the Company relating to any phase of business of the Company, whether existing or foreseeable, including information conceived, discovered or developed

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by the Grantee. Confidential Information includes, but is not limited to: project files; product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.
(2)    “Trade Secrets” means any information, including any data, plan, drawing, specification, pattern, procedure, method, computer data, system, program or design, device, list, tool, or compilation, that relates to the present or planned business of the Company and which: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to, other persons who can obtain economic value from their disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of “trade secret” under applicable law, the latter definition shall control.
(3)    Neither Confidential Information nor Trade Secrets include general skills or knowledge, or skills which the Grantee obtained prior to the Grantee’s employment with the Company.
(4)    “Tangible Company Property” means: documents; reports; drawings; diagrams; summaries; photographs; designs; specifications; formulae; samples; models; research and development information; prototypes; tools; equipment; proposals; files; supplier information; and all other written, printed, graphic or electronically stored matter, as well as computer software, hardware, programs, disks and files, and any supplies, materials or tangible property that concern the Company’s business and that come into the Grantee’s possession by reason of the Grantee’s employment, including, but not limited to, any Confidential Information and Trade Secrets contained in tangible form.
(5)    “Inventions” means any improvement, discovery, writing, formula or idea (whether or not patentable or subject to copyright protection) relating to the existing or foreseeable business interests of the Company or resulting from any work performed by the Grantee for the Company. Inventions include, but are not limited to, methods, devices, products, techniques, laboratory and field practices and processes, and improvements thereof and know-how related thereto, as well as any copyrightable materials and any trademark and trade name whether or not subject to trademark protection. Inventions do not include any invention that does not relate to the Company’s business or anticipated business or that does not relate to the Grantee’s work for the Company and which was developed entirely

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on the Grantee’s own time without the use of Company equipment, supplies, facilities or Confidential Information or Trade Secrets.
(b)    Confidentiality
(1)    During the Grantee’s employment and for a period of five (5) years thereafter, regardless of whether the Grantee’s separation is voluntary or involuntary or the reason therefor, the Grantee shall not use any Tangible Company Property, nor any Confidential Information or Trade Secrets, that comes into the Grantee’s possession in any way by reason of the Grantee’s employment, except for the benefit of the Company in the course of the Grantee’s employment by it, and not in competition with or to the detriment of the Company. The Grantee also will not remove any Tangible Company Property from premises owned, used or leased by the Company except as the Grantee’s duties shall require and as authorized by the Company, and upon termination of the Grantee’s employment, all Confidential Information, Trade Secrets, and Tangible Company Property (including all paper and electronic copies) will be turned over immediately to the Company, and the Grantee shall retain no copies thereof.
(2)    During the Grantee’s employment and for so long thereafter as such information is not generally known to the public, through no act or fault attributable to the Grantee, the Grantee will maintain all Trade Secrets to which the Grantee has received access while employed by the Company as confidential and as the property of the Company.
(3)    The foregoing means that the Grantee will not, without written authority from the Company, use Confidential Information or Trade Secrets for the benefit or purposes of the Grantee or of any third party, or disclose them to others, except as required by the Grantee’s employment with the Company or as authorized above.
(c)    Inventions and Designs
(1)    The Grantee will promptly disclose to the Company all Inventions that the Grantee develops, either alone or with others, during the period of the Grantee’s employment. All inventions that the Grantee has developed prior to this date have been identified by the Grantee to the Company. The Grantee shall make and maintain adequate and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of the Company.
(2)    The Grantee hereby assigns any right and title to any Inventions to the Company.
(3)    With respect to Inventions that are copyrightable works, any Invention the Grantee creates will be deemed a “work for hire” created within the scope of the Grantee’s employment, and such works and copyright interests therein (and all renewals and extensions thereof) shall belong solely and exclusively to the Company, with the Company having sole right to obtain and hold in its own name copyrights or such other protection as the Company may deem appropriate to the subject matter, and any extensions

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or renewals thereof. If and to the extent that any such Invention is found not to be a work-for-hire, the Grantee hereby assigns to the Company all right and title to such Invention (including all copyrights and other intellectual property rights therein and all renewals and extensions thereof).
(4)    The Grantee agrees to execute all papers and otherwise provide assistance to the Company to enable it to obtain patents, copyrights, trademarks or other legal protection for Inventions in any country during, or after, the period of the Grantee’s employment. Such assistance shall include but not be limited to preparation and modification (or both) of patent, copyright or trademark applications, preparation and modification (or both) of any documents related to perfecting the Company’s title to the Inventions, and assistance in any litigation which may result or which may become necessary to obtain, assert, or defend the validity of any such patent, copyright or trademark or otherwise relates to such patent, copyright or trademark.
(d)    Nonsolicitation. Throughout the Grantee’s employment and for twelve (12) months thereafter, the Grantee agrees that the Grantee will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company (this restriction is limited to employees with whom the Grantee has had contact for the purpose of performing the Grantee’s job duties and responsibilities); or (ii) customers or actively-sought prospective customers of the Company to purchase from another person or entity products and services that are the same as or similar to those offered and provided by the Company in the last two (2) years of the Grantee’s employment (“Competitive Products”) (this restriction is limited to customers or actively-sought prospective customers with whom the Grantee has material contact through performance of the Grantee’s job duties and responsibilities or through otherwise performing services on behalf of the Company).
(e)    Enforcement.
(1)    The Grantee acknowledges and agrees that: (i) the restrictions provided in this Section 14 of the Agreement are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to the Grantee under this Agreement; and (ii) the Grantee’s ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.
(2)    The Grantee also recognizes and agrees that should the Grantee fail to comply with the restrictions set forth above, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. The Grantee therefore agrees that in the event of the breach or threatened breach by the Grantee of any of the terms and conditions of Section 14 of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court to secure immediate temporary, preliminary and permanent injunctive relief without the posting of a bond. The Grantee additionally agrees that if the Grantee is found to have breached any covenant in this Section 14 of the

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Agreement, the time period provided for in the particular covenant will not begin to run until after the breach has ended, and the Company will be entitled to recover all costs and attorney fees incurred by it in enforcing this Section 14 of the Agreement.
15.    Data Privacy Consent. The Grantee hereby consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement by the Company and its affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Grantee understands that the Company and its affiliates hold certain personal information about the Grantee, including, but not limited to, name, home address and telephone number, date of birth, Social Security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock or stock units awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Grantee’s favor for the purpose of implementing, managing and administering the Plan (“Data”). The Grantee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Grantee authorizes the recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares or other award acquired under the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the local human resources representative in writing. The Grantee understands that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that the Grantee may contact his or her local human resources representative.
16.    Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this Award and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

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The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
17.    Governing Law. This Agreement, and the Award, shall be construed, administered and governed in all respects under and by the laws of the State of Delaware. The Grantee agrees to submit to personal jurisdiction in the Delaware federal and state courts, and all suits arising between the Company and the Grantee must be brought in said Delaware courts, which will be the sole and exclusive venue for such claims.
18.    Acknowledgment. BY ACCEPTING THE AWARD LETTER, THE GRANTEE ACKNOWLEDGES THAT THE GRANTEE HAS READ, UNDERSTOOD AND AGREES TO ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT THE GRANTEE WAS AFFORDED SUFFICIENT OPPORTUNITY BY THE COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE AT THE GRANTEE’S EXPENSE PRIOR TO ACCEPTING THE AWARD LETTER.

NEWELL RUBBERMAID INC.
/s/ John K. Stipancich
John K. Stipancich
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT A
TO
NEWELL RUBBERMAID INC. 2013 INCENTIVE PLAN
2013 RESTRICTED STOCK UNIT AWARD AGREEMENT
Performance Criteria Applicable to
Performance-Based RSUs for the Three-Year Performance Period

1.	The Performance-Based RSUs covered by the Award will be subject to analysis with respect to the following Total Shareholder Return (“TSR”) Comparator Group members:

3M Company	Jarden Corp.
Avery Dennison Corporation	Kimberly-Clark Corporation
Campbell Soup Co.	Masco Corporation
Church & Dwight Inc.	Mattel, Inc.
Colgate-Palmolive Company	Reckitt-Benckiser Group PLC
Danaher Corporation	Sherwin-Williams Co.
Dorel Industries, Inc.	Snap-On Inc.
Ecolab, Inc.	Stanley Black and Decker Inc.
Energizer Holdings, Inc.	The Bic Group
Groupe Seb	The Clorox Company
Illinois Tool Works, Inc.	Tupperware Brands Corporation

2.
The Company’s ranking (in the range of highest to lowest) in the TSR Comparator Group at the end of the three-year performance period beginning January 1, 2013, and ending December 31, 2015, will be determined by the Committee on the basis of the following formula applied to each of the members in the TSR Comparator Group (with the highest number ranked first and the lowest number ranked last):

(Change in Stock Price) + (Dividends)
(Beginning Stock Price)
For this purpose, the beginning stock price will be the average closing stock price (using the first trade date of the month, the last trade date of the month, and the middle trading date of the month, which is typically the fifteenth calendar day of the month, unless such day is not a trading day, in which case then the very first trading day prior to the fifteen calendar day of the month is used) in the first month of the applicable performance period (i.e., January, 2013); and the ending stock price will be the average closing price in the last month of the applicable performance period (i.e., December, 2015).

3.	The number of Performance-Based RSUs will be multiplied by an interpolated percentage attributable to the Company’s ranking in the TSR Comparator Group as set forth below:
The TSR Comparator Group member with the highest ranking will have a percentage of 200%, and the member last in the TSR Comparator Group will have a percentage of 0%. However, in the event the Company’s ranking in the TSR Comparator Group is in the bottom quartile of the remaining companies of the TSR Comparator Group at the end of the three-year performance period (i.e., December 31, 2015), no payment shall be made regardless of the interpolated percentage. TSR Comparator Group members between the highest ranking and lowest ranking will have interpolated percentages. For example, if the initial TSR Comparator Group has 23 companies at the beginning of the three-year performance period and 4 of the companies have been merged out of existence by the end of the performance period, the interpolated percentages will be based on where the Company ranks among the remaining 19 companies as follows:

Rank (Highest to Lowest)	Percentage	Percentage
1st	200%	200%
2nd	188.9%	188.9%
3rd	177.8%	177.8%
4th	166.7%	166.7%
5th	155.6%	155.6%
6th	144.4%	144.4%
7th	133.3%	133.3%
8th	122.2%	122.2%
9th	111.1%	111.1%
10th	100.0%	100.0%
11th	88.9%	88.9%
12th	77.8%	77.8%
13th	66.7%	66.7%
14th	55.6%	55.6%
15th	44.5%	44.5%
16th	33.4%	0%
17th	22.3%	0%
18th	11.2%	0%
19th	0%	0%

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